Exhibit 3

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of April 28, 2016 (this “Agreement”), among OC Acquisition LLC, a Delaware limited liability company (“Parent”), Tulip Acquisition Corporation, a Delaware corporation (“Merger Subsidiary”), and the Persons listed as “Stockholders” on the signature page hereto (“Stockholders”).

WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Textura Corporation, a Delaware corporation (the “Company”), Parent has requested Stockholders, and Stockholders have agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company that Stockholders Beneficially Own (as defined in Section 6.10 below) at any time during the Support Period (as defined in Section 6.10 below).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01 Tender of Shares. Each Stockholder agrees: (i) to promptly (and, in any event, not later than five (5) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding shares of Company Common Stock Beneficially Owned by such Stockholder (free and clear of any Liens or restrictions); and (ii) if such Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Support Period, to promptly (and, in any event, not later than three (3) Business Days after such Stockholder acquires Beneficial Ownership of such additional outstanding shares of Company Common Stock) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company Common Stock (free and clear of any Liens or restrictions).

Section 1.02 No Withdrawal. Each Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any shares of Company Common Stock from the Offer unless and until (A) the Offer expires without Merger Subsidiary having accepted for payment shares of Company Common Stock tendered in the Offer or (B) termination of this Agreement in accordance with Section 6.03 hereof.

Section 1.03 Conditional Obligation. Each Stockholder acknowledges and agrees that Merger Subsidiary’s obligation to accept for payment shares of Company Common Stock tendered into the Offer, including any shares of Company Common Stock tendered by such Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

ARTICLE 2

VOTING AGREEMENT; GRANT OF PROXY

Section 2.01. Voting Agreement. Each Stockholder hereby agrees that, during the Support Period, such Stockholder will not vote any outstanding shares of Company Common Stock Beneficially Owned by such Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of any of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters. Each Stockholder shall ensure that, during the Support Period, any other Person having voting power with respect to any outstanding shares of Company Common Stock Beneficially Owned by such Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iv) of the preceding sentence.

Section 2.02. Irrevocable Proxy. Except for a revocable proxy that has been or may be granted by a Stockholder to the Company Board or its designee to vote for the election of directors of the Company or the ratification of the Company’s auditors with respect to the Company’s 2016 annual meeting of stockholders, each Stockholder hereby revokes any and all previous proxies granted with respect to the outstanding shares of Company Common Stock Beneficially Owned by such Stockholder. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding shares of Company Common Stock Beneficially Owned by such Stockholder. The proxy granted by each Stockholder pursuant to this Article 2 is irrevocable and is granted in consideration of Parent and Merger Subsidiary entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above. The proxy granted by each Stockholder shall be revoked after the Support Period upon termination of this Agreement in accordance with its terms.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder represents and warrants to Parent that:

Section 3.01. Corporation Authorization. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of such Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If such Stockholder is married and (i) the shares of Company Common Stock, Company Warrants or Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name constitute community property under Applicable Law or (ii) any shares of Company Common Stock, Company Warrants or Company Compensatory Awards of which such Stockholder acquires Beneficially Ownership during the Support Period could constitute community property under Applicable Law, then this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 3.02. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of such Stockholder, if any, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any Contract binding on such Stockholder or any of Stockholder’s properties or assets, including the shares of Company Common Stock Beneficially Owned by such Stockholder or (iv) result in the imposition of any Lien on any asset of such Stockholder.

Section 3.03. Ownership of Shares. Such Stockholder (together with such Stockholder’s spouse if such Stockholder is married and the shares of Company Common Stock, Company Warrants or Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name constitute community property under Applicable Law) is the Beneficial Owner of the shares of Company Common Stock, Company Warrants and Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Company Common Stock Beneficially Owned by such Stockholder). None of such shares of Company Common Stock, such Company Warrants or such Company Compensatory Awards is subject to any voting trust or other Contract with respect to the voting of such shares, Company Warrants or Company Compensatory Awards (including shares underlying such Company Warrants or Company Compensatory Awards, as applicable), except as set forth in this Agreement.

Section 3.04. Total Shares. Except for the shares of Company Common Stock set forth on the signature page hereto (including shares underlying Company Warrants or Company Compensatory Awards set forth on the signature page hereto), such Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05. Finder’s Fees. No Advisor of such Stockholder, such Stockholder’s Subsidiaries, if any, or such Stockholder’s Affiliates is or may be entitled to any banking, broker’s, finder’s, success, completion or similar fee or commission from Parent, Merger Subsidiary or the Company in respect of: (i) this Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; or (ii) any other change in control of the Company or any of its Subsidiaries or the sale, transfer, or disposition of any assets of the Company or any of its Subsidiaries.

Section 3.06. No Litigation. There is no suit, claim, action, investigation or other Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to Stockholders:

Section 4.01. Corporation Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company powers of Parent and the corporate powers of Merger Subsidiary and have been duly authorized by all necessary limited liability company or corporate action. This Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 5

COVENANTS OF STOCKHOLDERS

Each Stockholder hereby covenants and agrees that:

Section 5.01. No Proxies for, Encumbrances on or Disposition of Shares.

(i) During the Support Period, except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if such Stockholder is an individual, as a result of the death of such Stockholder), (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any shares of Company Common Stock Beneficially Owned by such Stockholder (other than the revocable proxy that may be granted by such Stockholder to the Company Board or its designee to vote for the election of directors of the Company or the ratification of the Company’s auditors with respect to the Company’s 2016 annual meeting of stockholders), (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such shares or (c) take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions. Without limiting the generality of the foregoing, during the Support Period, such Stockholder shall not tender, agree to tender or cause or permit to be tendered any shares of Company Common Stock Beneficially Owned by such Stockholder into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer.

(ii) Notwithstanding the foregoing clause (i), such Stockholder may transfer shares of Company Common Stock held by such Stockholder to any member of such Stockholder’s immediate family or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 5.02. Other Offers. No Stockholder (in such Stockholder’s capacity as such), nor any of a Stockholder’s Subsidiaries, if any, shall, nor shall any Stockholder or any of such Stockholder’s Subsidiaries, if any, authorize or permit any of its or their respective Representatives (other than in a Representative’s capacity as a director of the Company pursuant to, and in compliance with, the terms of the Merger Agreement) to, and each Stockholder shall instruct, and cause each applicable Subsidiary of such Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal; (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal; or (iii) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of a Stockholder or Representatives of a Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02 by Stockholder. Each Stockholder shall, and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their respective Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal. Each Stockholder shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by such Stockholder, any of its Subsidiaries or any of its or their respective Representatives of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in each case in connection with any Acquisition Proposal or inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal. In such notice, such Stockholder shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication, offer, proposal or request. Such Stockholder shall keep Parent informed, as promptly as practicable, of the status and terms of any such Acquisition Proposal, indication or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof.

Section 5.03. Communications. Each Stockholder, and each of such Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent. Each Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Subsidiary and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) such Stockholder’s identity; (b) such Stockholder’s Beneficial Ownership of shares of Company Common Stock, Company Warrants or Company Compensatory Awards (including the number of such shares, Company Warrants or Company Compensatory Awards Beneficially Owned by Stockholder); and (c) the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Subsidiary or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Subsidiary and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document. Parent and Merger Subsidiary hereby acknowledge and agree to the publication and disclosure by Stockholders and its Affiliates of the nature of Stockholders’ commitments, arrangements and understandings under this Agreement in an Amendment to Schedule 13D; provided, however, that Stockholders shall allow Parent and Merger Subsidiary reasonable time (taking into account the circumstances) to comment on, such Amendment to Schedule 13D in advance of the filing of such Amendment to Schedule 13D, and Stockholders will consider such comments in good faith.

Section 5.04. Additional Shares. In the event that a Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares or other interests in or with respect to the Company, such shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by such Stockholder set forth on the signature page hereto will be deemed amended accordingly. Each Stockholder shall promptly notify Parent and Merger Subsidiary of any such event.

Section 5.05. Waiver of Appraisal and Dissenters’ Rights and Actions. Each Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General

Corporation Law of the State of Delaware) to demand appraisal of any shares of Company Common Stock Beneficially Owned by such Stockholder or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Merger Subsidiary, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

Section 5.06. Treatment of Company Warrants. Each Stockholder agrees that, no later than the fourth Business Day prior to the expiration of the Offer, as it may be extended under the Merger Agreement, it shall exercise (on a cash basis or pursuant to an amendment reasonably acceptable to Parent allowing for a net exercise mechanism) each warrant to purchase shares of Company Common Stock held by such Stockholder; provided, however that, in lieu of the foregoing, Stockholder may enter into an agreement with the Company, in a form reasonably acceptable to Parent, pursuant to which each such warrant shall be cancelled and terminated in connection with the Merger in exchange for the right to receive an amount in cash, without interest, equal to the product of (a) the aggregate number of shares of Company Common Stock for which each such warrant is exercisable immediately prior to the Effective Time and (b) the Offer Price exceeds the per share exercise price or “Warrant price” of such warrant immediately prior to such cancellation and termination.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are joint and several. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.02. Further Assurances. Parent and each Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Stockholder shall, to the extent requested by Parent, promptly: (i) cause each other Person having voting power with respect to any shares of Company Common Stock Beneficially Owned by such Stockholder to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in Section 2.02 above; and (ii) cause the certificates representing outstanding shares of Company Common Stock Beneficially Owned by such Stockholder to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

Section 6.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Support Period; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

Section 6.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05. Successors and Assigns. No party hereto may assign, delegate or otherwise transfer any of such party’s rights or obligations under this Agreement without the prior written consent of the other party hereto; provided that Parent may assign, delegate or otherwise transfer any of Parent’s rights or obligations under this Agreement to any of its Affiliates without the prior written consent of any Stockholder. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.09. Specific Performance. The parties hereto agree that irreparable damage to Parent or Merger Subsidiary would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by a Stockholder in accordance with the terms hereof, and that each of Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically such Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Subsidiary may be entitled at law or in equity. Each Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Subsidiary.

Section 6.10. Defined Terms. For the purposes of this Agreement:

(i) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii) Each Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if such Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii) “Support Period” shall mean the period from the date of this Agreement through the earliest of (a) the date upon which the Merger Agreement is validly terminated, (b) the Effective Time, or (c) the date upon which any amendment of or modification to the Merger Agreement or the Offer is made that (1) changes the form of consideration to be delivered by Merger Subsidiary pursuant to the Offer or (2) decreases the Offer Price or the number of shares of Company Common Stock sought to be purchased by the Merger Subsidiary in the Offer.

Section 6.11. Action in Stockholder’s Capacity Only. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Beneficial Owner of the shares of Company Common Stock, Company Warrants and Company Compensatory Awards Beneficially Owned by

such Stockholder, and nothing herein shall limit or affect any actions taken by any Representative of Stockholder in such Representative’s capacity as an officer or director of the Company, including complying with or exercising such Representative’s fiduciary duties as a member of the Board of Directors of the Company.

Section 6.12. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows:

if to Parent or Merger Subsidiary, to:

Oracle Corporation

500 Oracle Parkway

Redwood City, CA 94065

Attention: Brian S. Higgins, Vice President and Associate General Counsel

Facsimile No.: (650) 633-0272

Email: brian.s.higgins@oracle.com

with a copy to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Keith Flaum

                 James R. Griffin

Facsimile No: (650) 802-3100

Email: keith.flaum@weil.com

            james.griffin @weil.com

if to Stockholders, to:

c/o Northwater Capital Management Inc.

Suite 4000, TD Canada Trust Tower

161 Bay Street

Toronto, Ontario M5J 2S1

Attention: Jonathan Piurko

Email: jpiurko@northwatercapital.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: David K. Boston

                 Danielle Scalzo

Facsimile No.: (212) 728-8111

Email: dboston@willkie.com

           dscalzo@willkie.com

Section 6.13. Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware for any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees not to commence any Proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 6.12 hereof, shall be effective service of process for any such Proceeding brought against it in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such courts and (v) agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

Section 6.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.16. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.17. No Ownership Interest. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock, Company Warrants and Company Compensatory Awards Beneficially Owned by a Stockholder at a given time shall remain vested in and belong to such Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct such Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by such Stockholder, except as otherwise specifically provided herein, or in the performance of such Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 6.18 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OC ACQUISITION LLC

By:	/s/ Brian S. Higgins
Name: Brian S. Higgins
Title: Vice President

TULIP ACQUISITION CORPORATION

By:	/s/ Brian S. Higgins
Name: Brian S. Higgins
Title: Secretary

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER:

NORTHWATER CAPITAL INC.

By:	/s/ Jonathan Piurko
Name:	Jonathan Piurko
Title:	Managing Director

By:	/s/ Frances Kordyback
Name:	Frances Kordyback
Title:	Managing Director

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Company Stock Options	Shares subject to other Company Compensatory Awards	Shares subject to Company Warrants
4,416,298*	147,202	N/A	N/A	13,018

*	Northwater Capital Inc. may be deemed under Rule 13d-3 under the Exchange Act to be the beneficial owner of the equity held by Northwater Intellectual Property Fund L.P. 1, Northwater Intellectual Property Fund L.P. 2 and Northwater Intellectual Property Fund L.P. 3A.

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER:

NORTHWATER INTELLECTUAL PROPERTY FUND L.P. 1
BY: NORTHWATER IP 1 GP INC., ITS GENERAL PARTNER

By:	/s/ Jonathan Piurko
Name:	Jonathan Piurko
Title:	Managing Director

By:	/s/ Frances Kordyback
Name:	Frances Kordyback
Title:	Managing Director

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Company Stock Options	Shares subject to other Company Compensatory Awards	Shares subject to Company Warrants
2,711,413	2,711,413	N/A	N/A	N/A

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER:

NORTHWATER INTELLECTUAL PROPERTY FUND L.P. 2
BY: NORTHWATER IP 2 GP INC., ITS GENERAL PARTNER

By:	/s/ Jonathan Piurko
Name:	Jonathan Piurko
Title:	Managing Director

By:	/s/ Frances Kordyback
Name:	Frances Kordyback
Title:	Managing Director

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Company Stock Options	Shares subject to other Company Compensatory Awards	Shares subject to Company Warrants
633,146	633,146	N/A	N/A	214,724

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER:

NORTHWATER INTELLECTUAL PROPERTY FUND L.P. 3A
BY: NORTHWATER IP 3 GP INC., ITS GENERAL PARTNER

By:	/s/ Jonathan Piurko
Name:	Jonathan Piurko
Title:	Managing Director

By:	/s/ Frances Kordyback
Name:	Frances Kordyback
Title:	Managing Director

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Company Stock Options	Shares subject to other Company Compensatory Awards	Shares subject to Company Warrants
924,537	924,537	N/A	N/A	231,972

Signature Page to Tender and Support Agreement